Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orthofix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Other	1,250,000 (1)	$11.66 (2)	$14,575,000	0.00013810	$2,012.81
Total Offering Amounts					$14,575,000		$2,012.81
Total Fee Offsets					-		-
Net Fee Due							$2,012.81

(1)
Represents 1,250,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), to be issued under the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as amended (the “SPP”) (representing the increased number of shares of Common Stock authorized by the amendment to the SPP that was approved by the Company’s shareholders on June 10, 2026). The SPP authorizes the issuance of up to 6,100,000 shares of Common Stock (including the 1,250,000 shares of Common Stock registered hereby). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the Nasdaq Global Select Market on July 31, 2026, which was $11.66 per share.